SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS (“Agreement”) is made and entered into between Charles McArthur, his heirs and assigns (hereinafter “McArthur”) and United Fuel & Energy Corporation (hereinafter “United”) for the consideration and mutual promises hereinafter stated, as follows:

RECITALS

WHEREAS, McArthur is presently employed by United pursuant to the terms of an Amended and Restated Executive Employment Agreement dated October 5, 2007 (the “Employment Agreement”); and

WHEREAS, United and McArthur have mutually agreed that it is in the Parties’ best interests to terminate the employment relationship and the Employment Agreement pursuant to the terms identified herein, as opposed to those identified in the Employment Agreement;

THEREFORE, McArthur and United hereby enter into this Agreement for the consideration and mutual promises stated herein as follows:

1. Separation: The Parties acknowledge that McArthur has resigned his position as United’s President and Chief Executive Officer and as a member of United’s Board of Directors as of June 10, 2008. In addition, McArthur has resigned from all of his officer and director positions from each of United’s subsidiaries as of June 10, 2008. McArthur and United agree that the Employment Agreement shall terminate, and McArthur’s employment with United shall also terminate, as of August 31, 2008 (the “Effective Date of Separation”). McArthur agrees that all benefits of employment with United will terminate as of the Effective Date of Separation, unless specifically provided to the contrary in this Agreement or by law. McArthur shall continue to be paid his current base salary of $325,000 per annum consistent with United’s normal payroll practices through the Effective Date of Separation.

2. Payment Following Separation: As consideration in support of this Agreement, should McArthur execute this Agreement and not revoke it as permitted in Paragraph 20, United shall pay to McArthur the amount of four hundred thirty three thousand three hundred thirty three dollars ($433,333) (the “Separation Payment”), less applicable payroll deductions and withholding, payable in thirty-two (32) semi-monthly payments consistent with United’s normal payroll practices beginning on United’s first regularly scheduled payroll date in September, 2008, and ending on United’s last regularly scheduled payroll date in December, 2009. By signing this Agreement, McArthur acknowledges the sufficiency of the Separation Payment as consideration for this Agreement. Payment of the Separation Payment shall constitute full satisfaction of any obligation to McArthur by United arising out of or in any way related to his employment, the termination of his employment and/or the termination of the Employment Agreement, and McArthur further acknowledges and agrees that he is not owed any additional amounts by United arising out of or related to his employment, including, without limitation, bonuses, accrued but unused vacation or sick leave or expense reimbursements.

3. Continuation of Health and Life Insurance Benefits: McArthur understands and agrees that, except as otherwise provided herein, United shall cease making payments for his health and life insurance premiums as of the Effective Date of Separation. McArthur acknowledges that he will receive notification that he may continue coverage under United’s health insurance program as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). For purposes of COBRA coverage, the Effective Date of Separation or other date of employment termination will constitute the date of the qualifying event. McArthur acknowledges and agrees that he shall be responsible for taking all steps necessary to elect continuation of health insurance as provided by COBRA and that he shall be solely responsible for payment of any and all health insurance premiums due as a result of his election to continue such coverage. Notwithstanding the foregoing, should McArthur execute this Agreement and not revoke it as permitted in Paragraph 20, and should McArthur further timely elect to continue health insurance through COBRA, United will pay McArthur’s COBRA premium for individual and dependent coverage for the period of time from July, 2008, through December, 2009; thereafter, McArthur may continue his insurance as provided by COBRA by making any and all insurance premium payments that may be required. In addition to paying health insurance premiums as provided in this Paragraph, United shall also pay life insurance premiums for the same period of time identified in this Paragraph for life insurance benefits in an amount equal to those currently provided by United to McArthur as of the Effective Date of Separation.

4. Stock Options and Grants: Upon the Effective Date of Separation, all restrictions on any restricted stock grants issued to McArthur by United shall lapse and all stock options and grants granted to McArthur by United shall become fully vested and exercisable. The expiration dates for all of McArthur’s outstanding stock options shall be amended to provide that such options shall remain exercisable following the Effective Date of Separation until January 3, 2011. All such stock options shall expire as of the 5:00 p.m. Central time on January 3, 2011. McArthur acknowledges and agrees that his stock options that currently qualify as incentive stock options shall no longer qualify for incentive stock option treatment as a result of the foregoing extension of the expiration date and that United shall not be held responsible for any failure of such stock options to qualify for incentive stock option treatment.

5. Other Employee Benefits: McArthur understands and agrees that this Agreement does not modify the Parties’ rights and obligations under any employee benefit plans. McArthur further understands and agrees that his right to receive benefits as provided in any of United’s employee benefit plans shall be determined solely as provided by, and in accordance with, the terms and conditions of the applicable benefit plans as they may currently exist or as they may be modified in the future.

6. Release, Assignment of All Claims and Covenant Not to Sue - McArthur: It is agreed and understood by McArthur that this Agreement shall resolve any and all obligations and disputes between McArthur and United, its past, present and future directors, officers, managers, members, shareholders, representatives, subsidiaries, related companies, insurance carriers, agents, servants, employees, successors, assigns, predecessors, assignors, heirs, legatees, insurers and (collectively, the “United Released Parties”). McArthur, with full understanding of the contents and legal effects of this Agreement, completely and voluntarily releases the United Released Parties from any and all claims, rights, demands, liabilities and causes of action, of any character, known or unknown, asserted or unasserted, in law or in equity, of any nature, that he may have against them that arose or may have arisen in whole or in part before the date of this Agreement, including but not limited to any and all:

a.	Claims related to McArthur’s employment with United and the termination of his employment with United;

b.
Claims arising under contract, tort or common law, including, but not limited to, breach of contract, promissory estoppel, detrimental reliance, fraud, wrongful discharge, false imprisonment, assault, battery, intentional infliction of emotional distress, defamation, slander, libel, fraud, invasion of privacy, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, conversion and tortious interference with any type of third-party relationship, as well as any and all damages that may arise out of any such claims, including, without limitation, claims for economic loss, lost profits, loss of capital, lost wage earning capacity, emotional distress, mental anguish, personal injuries, punitive damages, or future damages;

d.
Claims arising under state or federal constitution, state or federal statute, city ordinance or public policy, including, but not limited to, the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq. (“ERISA”) and claims involving employment discrimination of any form and/or harassment (including, but not limited to, claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964 as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1870, 42 U.S.C. § 1981, and/or the Texas Commission on Human Rights Act, Tex. Lab. Code Ann. § 21.001 et seq.);

e.
Claims of retaliation of any nature, including, but not limited to, the anti-retaliatory provisions of the statutes identified in Subparagraph (d) of this Paragraph and claims under Tex. Lab. Code Ann. § 451.001 et seq.; and

f.	NEGLIGENCE OF ANY KIND, INCLUDING WITHOUT LIMITATION GROSS NEGLIGENCE, AGAINST THE UNITED RELEASED PARTIES BASED UPON THE ACTION OR INACTION OF THE UNITED RELEASED PARTIES.

(collectively the “Claims”). It is also understood and agreed by McArthur that this Agreement may be pleaded as, and shall constitute an absolute and final bar to, any and all suits now pending, or which may hereafter be filed or prosecuted by McArthur, or anyone claiming by, through or under McArthur against the United Released Parties, arising out of or connected with any of the Claims. Additionally, McArthur covenants not to sue and agrees that at no time subsequent to the execution of this Agreement will he permit the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind arising out of or in any way related to the Claims, although the Parties agree that the Claims do not include any cause of action or claim related to action or inaction following the date on which this Agreement was fully executed by the Parties, including any claim relating to the breach of this Agreement. Finally, it is understood and agreed by McArthur that this Agreement shall be construed as broadly and all-encompassing as permitted by law and that it is the intent of the parties that this Agreement shall fully and finally resolve all existing claims that McArthur has against United; if it is found in contravention of the Parties’ intent that a claim has not been so released, McArthur agrees that any such claim is hereby assigned to United. Notwithstanding the foregoing, the parties expressly agree that the provisions of this Agreement do not restrict McArthur’s ability to challenge this Agreement’s compliance with the Older Workers Benefit Protection Act.

7. Release, Covenant Not to Sue and Assignment of All Claims - United: It is agreed and understood by United that this Agreement shall resolve any and all obligations and disputes between it and McArthur arising out of or related to his employment or the termination of his employment with United. United, with full understanding of the contents and legal effects of this Agreement, completely and voluntarily releases McArthur from any and all claims, rights, demands, liabilities and causes of action, of any character, known or unknown, asserted or unasserted, in law or in equity, of any nature, that it may have against him that arose or may have arisen in whole or in part before the date of this Agreement, including but not limited to any and all:

a.
Claims arising under contract, tort or common law (including without limitation claims for economic loss, lost profits, loss of capital, emotional distress, mental anguish, personal injuries, punitive damages, or future damages), including, but not limited to claims for defamation, fraudulent inducement, or breach of contract; and

b.	NEGLIGENCE (EXCLUDING GROSS NEGLIGENCE) AGAINST MCARTHUR BASED UPON THE ACTION OR INACTION OF MCARTHUR,

(collectively the “United Claims”). It is also understood and agreed by United that this Agreement may be pled as, and shall constitute, an absolute and final bar to any and all suits now pending, or that may hereafter be filed or prosecuted by United, or anyone claiming by, through, or under United against McArthur, arising out of or in connection with any of the United Claims. Additionally, United agrees and covenants that at no time subsequent to the execution of this Agreement will it sue McArthur or permit the filing or maintenance, in any state, federal, or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind arising out of or in any way related to the United Claims, although the Parties agree that the United Claims do not include (i) any cause of action or claim related to action or inaction following the date on which this Agreement was fully executed by the Parties, including any claim relating to the breach of this Agreement, or (ii) any claims for fraud or claims arising under a state or federal constitution, state or federal statute or regulation, city ordinance or public policy. Finally, it is understood and agreed by United that this Agreement shall be construed as broadly and all-encompassing as permitted by law and that it is the intent of the parties that this Agreement shall fully and finally resolve all existing claims that United has against McArthur; if it is found in contravention of the Parties’ intent that a claim has not been so released, United agrees that any such claim is hereby assigned to McArthur.

8. Return of Property: McArthur agrees that as soon as possible and in no event later than seven (7) days following the date the Agreement is executed and delivered by both Parties, he will return to United any and all property in his possession or custody owned by any of the United Released Parties, including, but not limited to, keys associated with all vehicles and buildings owned by the United Released Parties, credit cards, mobile phones, computers, access cards, PDAs and other items and documents. Notwithstanding the foregoing, United agrees that McArthur may keep his laptop computer and PDA provided that McArthur first give United’s IT department access to said laptop computer and PDA in order to remove all software and proprietary information owned by United from the memory storage thereof.

9. Continuation of Contractual and Other Obligations: The Parties acknowledge and agree that McArthur has previously agreed to various “Restrictive Covenants” pursuant to Paragraph 6 of the Employment Agreement. The Parties also acknowledge and agree that McArthur’s obligations pursuant to paragraph 6 of the Employment Agreement shall remain in full force and effect as provided therein, notwithstanding the Parties’ agreement to terminate such Employment Agreement, and that this Agreement shall not modify McArthur’s obligations, whether imposed by contract or common law, not to use or disclose United’s confidential and proprietary information. The Parties further agree that United has agreed to indemnify McArthur as provided in Paragraph 8.2 of the Employment Agreement and in an Indemnification Agreement dated October 5, 2007 (the “Indemnity Agreement”) and that such obligations shall remain in full force and effect as provided in both the Employment Agreement, notwithstanding the Parties’ agreement to terminate such Employment Agreement, and the Indemnity Agreement. Finally, McArthur acknowledges and agrees that the provisions of Paragraph 6 of the Employment Agreement are a reasonable and necessary protection of substantial interests and that any violation of such restrictions could cause substantial injury to the United Released Parties; therefore, McArthur agrees that, in the event of a breach or threatened breach by McArthur of such provisions, the United Released Parties, individually or collectively, shall be entitled to seek a temporary and/or permanent injunction through the appropriate forum restraining McArthur from such breach or threatened breach, provided, however, that nothing contained herein shall be construed to preclude the United Released Parties from pursuing any other available remedy for such breach or threatened breach in addition to, or in lieu of, such injunctive relief.

10. Assignment of Interest: McArthur represents and warrants that he has not assigned to any person or entity all or any part of the claims released herein, other than as may be provided in this Agreement. McArthur acknowledges and agrees that he shall satisfy all obligations to any party, including his attorney(s), if any, related in any way to McArthur’s employment with United, the termination of his employment with United and/or preparation of this Agreement.

11. Indemnity: McArthur agrees to indemnify and hold free and harmless the United Released Parties from and against any and all claims, demands, causes of action or judgments made, brought or recovered by any parent, spouse (ceremonial or at common law) or child (born, adopted or adoption by estoppel), whether by birth or marriage, arising out of or in any manner related to claims released by this Agreement and all moneys paid to McArthur as a result of this Agreement. This agreement to indemnify the United Released Parties from such claims includes the agreement to pay all attorneys' fees and other costs that any and all of the United Released Parties may incur in the defense of such claims. McArthur understands and agrees that the choice of counsel to represent the United Released Parties in any such proceedings to which this agreement to indemnify applies shall at all times rest within the sole discretion of that member of the United Released Parties seeking indemnification pursuant to this Paragraph.

12. Taxation of Settlement Payment and Indemnity: McArthur acknowledges and agrees that the United Released Parties have made no representations to him regarding taxes that may be due as a result of the consideration provided to him pursuant to this Agreement. McArthur understands and agrees that the United Released Parties have no duty to defend him against any claims brought by taxing authorities related in any way to any payments made to him pursuant to this Agreement. Finally, McArthur understands and agrees that he shall fully indemnify the United Released Parties for any claims brought by taxing authorities against the United Released Parties, whether individually or collectively, seeking payment of taxes, penalties and/or interest related in any way to the assessment, determination and/or reporting of taxes under federal, state and/or local law. This agreement to indemnify the United Released Parties includes the agreement to pay all attorneys' fees and other costs that any and all of the United Released Parties may incur in the defense of such claims; additionally, the choice of counsel to represent the United Released Parties in any proceedings to which this agreement to indemnify applies shall at all times rest within the sole discretion of that member of the United Released Parties seeking indemnification pursuant to this Paragraph.

13. Entire Agreement: McArthur acknowledges that, except as expressly set forth herein, no representations of any kind or character have been made by or on behalf of the United Released Parties to induce his execution of this Agreement and that this Agreement constitutes the complete understanding and agreement between him and the United Released Parties. McArthur also acknowledges that this Agreement supersedes any and all prior agreements, promises or inducements concerning this subject matter, if any, unless otherwise provided herein. By signing this Agreement, McArthur expressly disclaims any reliance on any representations, promises, or other statements by the United Released Parties, their representatives, agents or attorneys, except to the extent such representations, promises or other statements are expressly contained in this Agreement.

14. Miscellaneous: McArthur acknowledges and agrees that the terms of this Agreement are contractual and not mere recitals. McArthur also acknowledges and agrees that this Agreement shall be construed and governed by the laws of the State of Texas, including, but not limited to, the doctrine of severability, as that doctrine may be considered to have been modified by state and/or federal statutes and/or regulations. McArthur further acknowledges that this Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. McArthur also agrees that venue for this Agreement shall be proper and irrevocably set in Dallas County, Texas, regardless of his present or future domicile. Finally, McArthur agrees that the existence of any claim or cause of action by McArthur against the United Released Parties that arises following his execution of this Agreement, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by any of the United Parties of any provision of this Agreement or any other agreement that may exist as between the parties

15. Exercise of Remedies: No delay or omission by the United Released Parties in exercising any right under this Agreement shall operate as a waiver of any rights or remedies that they may have under this Agreement, either at law or in equity, and no single or partial exercise of any such right shall preclude any other or further exercise thereof or of the exercise of any other right or remedy.

16. Agreement of Further Cooperation: McArthur and United each agree to execute and deliver such further documents and to cooperate in such manner as may be necessary to implement and give effect to the agreements contained in this Agreement. In addition, McArthur agrees that if the other parties to that certain Stockholders Agreement dated October 5, 2007 by and among United, Frank P. Greinke, Frank P. Greinke, as Trustee under the Greinke Business Living Trust dated April 20, 1999, Thomas E. Kelly, Falcon Seaboard Investment Company, L.P. and McArthur agree to amend or terminate such agreement so as to eliminate McArthur’s ability to influence or control the voting of United shares held by Frank P. Greinke or his affiliates, he will execute and deliver such further documents and cooperate in such manner as may be necessary to so amend or terminate such agreement.

17. Confirmation of No Additional Claims. McArthur acknowledges and agrees that he has not initiated any administrative proceedings or litigation with respect to the Claims. United acknowledges and agrees that it has not initiated any administrative proceedings or litigation with respect to the United Claims.

18. No Admission of Wrongdoing: McArthur acknowledges and agrees that this Agreement shall not be construed as an admission by the United Released Parties of any wrongdoing and that neither this Agreement nor the furnishing of consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission of the United Released Parties’ liability or responsibility for any alleged wrongdoing of any kind. McArthur agrees that he shall not be deemed to have prevailed in any respect against the United Released Parties for the purpose of an attorneys’ fee award or for any other purpose.

19. No Presumption Against Interest: This Agreement has been jointly negotiated, drafted, and reviewed by the Parties. Therefore, no provision arising directly or indirectly therefrom shall be construed against McArthur or the United Released Parties as being drafted by that party.

20. Understanding of Agreement: By signing this Agreement, McArthur acknowledges that:

a.	He has read and considered the terms of this Agreement, including the Release, Assignment of All Claims and Covenant Not to Sue in Paragraph 6;

b.
This Agreement, including the Release, Assignment of All Claims and Covenant Not to Sue, is written in a manner that he understands and that he agrees to the terms of this Agreement of his own free will and accord;

c.
He has been advised in writing to consult with an attorney of his choosing prior to executing this Agreement, he has consulted with an attorney of his choosing and that such attorney has explained the terms and conditions of this Agreement to him;

d.
The Release, Assignment of All Claims and Covenant Not to Sue specifically refers to rights and/or claims that may arise under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. and any similar state or local protective statute;

e.
He has twenty-one (21) calendar days from the date on which this Agreement is given to him (the “Consideration Period”) to consider the terms of this Agreement and whether he will execute it, although he may execute the Agreement before the expiration of the Consideration Period;

f.	If the executed original of this Agreement is not received by United within twenty-two (22) days of its presentation to McArthur, the Agreement shall expire and be considered null and void; and

g.
This Agreement will only become effective or enforceable, and the consideration identified in this Agreement will only be provided to McArthur, if he (1) signs this Agreement before the end of the Consideration Period and (2) does not revoke this Agreement during the seven (7) day period of time following the date on which he signs it (the “Revocation Period”), which revocation must be in writing sent by certified mail, return-receipt requested, to United Fuel & Energy Corporation, Attn: Frank Greinke, 405 N. Marienfeld, Suite 300, Midland, Texas 79701 and post-marked within the Revocation Period.

[signature page follows]

READ CAREFULLY BEFORE SIGNING. BY SIGNING, YOU NOT ONLY AGREE TO ALL OF THE TERMS OF THIS AGREEMENT, BUT YOU ALSO ACKNOWLEDGE THAT YOU UNDERSTAND THE TERMS AND EFFECT OF THIS AGREEMENT AND HAVE WILLINGLY AND VOLUNTARILY ENTERED INTO THIS SEPARATION AGREEMENT.

SIGNED at Midland, Midland County, Texas, this 12th day of June, 2008.

/s/ Charles McArthur
Charles McArthur

THE STATE OF TEXAS	§
§
COUNTY OF MIDLAND	§

BEFORE ME, the undersigned authority, on this day personally appeared Charles McArthur, known to me to be the person whose name is subscribed to the foregoing Separation Agreement and Release of All Claims, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

GIVEN UNDER MY HAND AND SEAL OF OFFICE on this the 12th day of June, 2008.

/s/ B. Ross
NOTARY PUBLIC, State of Texas

SIGNED at Midland, Midland County, Texas, this 12th day of June, 2008.

UNITED FUEL & ENERGY CORPORATION

/s/ Frank P. Greinke
By: Frank P. Greinke
Its: President and Chief Executive Officer